ACCESSION NUMBER:

0000891554-99-002201

CONFORMED SUBMISSION TYPE:

S-8

PUBLIC DOCUMENT COUNT:

FILED AS OF DATE:

20040413

EFFECTIVENESS DATE:

20040413

FILER:

COMPANY DATA:

COMPANY CONFORMED NAME:

STOCKGROUP INFORMATION SYSTEMS INC

CENTRAL INDEX KEY:

0001054097

STANDARD INDUSTRIAL CLASSIFICATION:

COMPUTERS/TELECOM/INTERNET [7389]

IRS NUMBER:

841379282

STATE OF INCORPORATION:

CO

FISCAL YEAR END:

1231

FILING VALUES:

FORM TYPE:

S-8

SEC ACT:

SEC FILE NUMBER:

FILM NUMBER:

BUSINESS ADDRESS:

STREET 1:

SUITE 500 - 750 W PENDER STREET

STREET 2:

VANCOUVER BRITISH COLUMBIA

CITY:

CANADA V6C 2T7

STATE:

A2

BUSINESS PHONE:

6043310995

MAIL ADDRESS:

STREET 1:

SUITE 500 - 750 W PENDER STREET

STREET 2:

VANCOUVER BRITISH COLUMBIA

CITY:

CANADA V6C 2T7

STATE:

A2

FORMER COMPANY:

FORMER CONFORMED NAME:

STOCKGROUP.COM HOLDINGS INC.

DATE OF NAME CHANGE:

20011011

FORMER CONFORMED NAME:

I TECH HOLDINGS INC

DATE OF NAME CHANGE:

19990506

</SEC-HEADER>

<DOCUMENT>

<TYPE>S-8

<SEQUENCE>1

<DESCRIPTION>REGISTRATION STATEMENT

<TEXT>

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

----------------------

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

--------------------------

STOCKGROUP INFORMATION SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Colorado

84-1379282

(State of other jurisdiction of

(IRS Employer identification number)

 incorporation of organization)

Suite 500-750 West Pender Street

Vancouver, B.C., Canada V6C 2T7 (604) 331-0995

(Address, including postal code, and telephone number, including area code, of principal executive offices)

2003 Stock Option Plan

(Full Title of the Plan)

Copies of all communications to:

c/o Corporation Service Company

Clark Wilson

1560 Broadway

800 – 885 West Georgia Street

Denver, CO 80202

Vancouver, BC V6C 3H1

(303) 860-7052

(604) 687-5700

(Name, Address and telephone number

of Agent for Service

CALCULATION OF REGISTRATION FEE

=========================================================================================

Proposed maximum

Proposed maximum

Title of securities  Amount to be       offering           aggregate         Amount of

to be registered

registered

price per

offering

registration fee

share (1)

price

-----------------------------------------------------------------------------------------

Common Shares

3,300,000

$

0.305

$

1,006,500

$

127.52

(no par value)

-----------------------------------------------------------------------------------------

Total

3,300,000

$

0.305

$

1,006,500

$

127.52

=========================================================================================

(1)

The closing price for the Registrant's common stock on the OTC Bulletin Board on April 8, 2004 was $0.305 per share.

To date, Registrant has granted 1,078,500 options under the plan.

The registration fee has been calculated pursuant to Rule 457(c) and 457(h)(i).

TABLE OF CONTENTS

Part II:

Item 3:

Incorporation of Documents by Reference..........................4

Item 4:

Description of Securities........................................4

Item 5:

Interests of Named Experts and Counsel...........................4

Item 6:

Indemnification of Officers and Directors........................4

Item 7:

Exemption from Registration claimed..............................9

Item 8:

Exhibits........................................................10

Item 9:

Undertakings....................................................10

Signatures..................................................................11

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Stockgroup Information Systems Inc. a Colorado company (the “Company”), are incorporated herein by reference:

(1)

The Company’s latest annual report on Form 10-KSB for the fiscal year ended December 31, 2003, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(2)

The description of the Company’s securities contained in its registration statement on Form 10-SB, as amended, filed on January 29, 1998, under the  Exchange Act, under the Company’s previous name, I-Tech Holdings, Inc.; and

(3)

All documents subsequently filed by the Company pursuant to Sections13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable

Item 5. INTERESTS OF NAMED EXPERTS OR COUNSEL

Not Applicable

Item 6 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

The applicable laws of Colorado, the Company’s Articles of Incorporation and the Company’s Bylaws permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act.

Under Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act"), a corporation may indemnify a person made a party to a proceeding because the person is or was a director, against liability incurred in the proceeding. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Indemnification is only possible under this section 7-109-102, however, if (a) the person conducted him/herself in good faith and (b) the person reasonably believed (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

It should be noted, however, that under Section 7-109-102(4), a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (ii) in connection with any other proceeding in which a director is adjudged liable on the basis that he or she derived improper personal benefit.

Under Section 7-109-103, a director is entitled to mandatory indemnification, when he/she is wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred in connection to the proceeding.

Under Section 7-109-105, unless restricted by a corporation's articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to a court of competent jurisdiction. The court, upon receipt of the application, may order indemnification after giving any notice the court considers necessary. The court, however, is limited to awarding the reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Under Section 7-109-107, unless restricted by the corporation's articles of incorporation, an officer of a corporation is also entitled to mandatory indemnification and to apply for court-ordered indemnification to the same extent as a director.

A corporation may also indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director.

Under Section 7-109-108, a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation against liability asserted against or incurred by the person in that capacity, whether or not the corporation would have the power to indemnify such person against the same liability under other sections of the Colorado Act.

Article XIII of the Company’s Articles of Incorporation also contains provisions providing for the indemnification of directors and officers of the company as follows:

"The Board of Directors of the Corporation shall have the power to:

A. Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

B. Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

C. Indemnify a Director, officer, employee or agent of the Corporation to the extent that such person has been successful on the merits in defense of any action, suit or proceeding referred to in Subparagraph A or B of this Article or in defense of any claim, issue, or matter therein, against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

D. Authorize indemnification under Subparagraph A or B of this Article (unless ordered by a court) in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Subparagraph A or B. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written option, or by the shareholders.

E. Authorize payment of expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized in Subparagraph D of this Article upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

F. Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provision of this Article.

The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles of Incorporation, and the Bylaws, agreement, vote of the shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person."

Article IX of the Company’s Bylaws also contains provisions providing for the indemnification of directors and officers of the company as follows:

Section 1. Action, etc. Other Than by or in the Right of the Corporation.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation, (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or that, being or having been such a director, officer, employee or agent, he is or was serving at the request of the Corporation as a director, officer, employee, or trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, or any appeal therein, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding -- whether by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent -- shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

Section 2. Action, etc., by or in the Right of the Corporation.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an Agent (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense, settlement or appeal of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 3. Determination of Right of Indemnification.  Any indemnification under Section 1 or 2 (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his conduct was unlawful.

Section 4. Indemnification Against Expenses of Successful Party.  Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, claim or matter, such Agent shall be indemnified against all expenses incurred in connection therewith.

Section 5. Advances of Expenses.  Except as limited by Section 6 of this Article, costs, charges and expenses (including attorneys' fees) incurred in any action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors or if a majority vote of a quorum of disinterested directors cannot be obtained, then by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determines that such person deliberately breached his duty to the Corporation or its shareholders.

Section 6. Right of Agent to Indemnification Upon Application; Procedure Upon Application.  Any indemnification under Sections 1, 2 and 4 or advance under Section 5 of this Article, shall be made promptly, and in any event within ninety (90) days, upon the written request of the Agent, unless with respect to applications under Sections 1, 2 or 5, a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board of directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety (90) days. The Agent's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 7. Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Article is held by a court of competent jurisdiction to be unavailable to an indemnitee in whole or part, the Corporation shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Corporation pursuant to indemnification agreements or otherwise, and, in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of the Agent, contribute to the payment of Agent's losses to the extent that, after other contributions are taken into account, such losses exceed:

(i)

in the case of a director of the Corporation or any of its subsidiaries who is not an officer of the Corporation or any of such subsidiaries, the amount of fees paid to him for serving as a director during the 12 months preceding the commencement of the suit, proceeding or investigation; or

(ii)

in the case of a director of the Corporation or any of its subsidiaries who is also an officer of the Corporation or any of such subsidiaries, the amount set forth in clause (i) plus 5% of the aggregate cash compensation paid to said director for service in such office(s) during the 12 months preceding the commencement of the suit, proceeding or investigation; or

(iii)

in the case of an officer of the Corporation or any of its subsidiaries, 5% of the aggregate cash compensation paid to such officer of service in such office(s) during the 12 months preceding the commencement of such suit, proceeding or investigation.

Section 8. Other Rights and Remedies.  The indemnification provided by this Article shall not be deemed exclusive of, and shall not affect, any other rights to which an Agent seeking indemnification may be entitled under any law, Bylaw, or charter provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while these Bylaws and other relevant provisions of the general corporation law and other applicable law, if any are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

Section 9. Insurance.  Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

Section 10. Constituent Corporation.  For the purposes of this Article, references to the "Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, agent or trustee of such a constituent corporation or who, being or having been such a director, officer, employee or trustee, is or was serving at the request of such constituent corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would if he had served the resulting or surviving corporation in the same capacity.

Section 11. Other Enterprises, Fines and Serving at Corporation's Request.  For purposes of this Article, references to "other enterprise" in Sections 1 and 10 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service by Agent as director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such Agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

Section 12. Savings Clause.  If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, appeal, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officer of the Company as to which indemnification is being sought.

Item 7 - EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8 - EXHIBITS

(A)

EXHIBITS

EXHIBIT

DESCRIPTION

-------

-----------

5.1

Legal opinion of Faegre & Benson LLP.

10.1

2003 Stock Option Plan.

23.1

Consent of Faegre & Benson LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2

Consent of Ernst & Young LLP, Chartered Accountants.

Item 9 - UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on April 12, 2004.

STOCKGROUP INFORMATION SYSTEMS INC.

By:

/s/ Marcus New

-----------------------------------

Marcus New, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Marcus New

Dated: April 12, 2004

- ------------------------------------------------

Marcus New, Chief Executive Officer, Chairman

/s/ David Gillard

Dated: April 12, 2004

- ------------------------------------------------

David Gillard, Chief Financial Officer, Treasurer, Secretary

/s/ Leslie Landes

Dated: April 12, 2004

- ------------------------------------------------

Leslie Landes, Chief Operating Officer, Director

/s/ Craig Faulkner

Dated: April 12, 2004

- ------------------------------------------------

Craig Faulkner, Director

/s/ Lee deBoer

Dated: April 12, 2004

- ------------------------------------------------

Louis deBoer, Director

/s/ David Caddey

Dated: April 12, 2004

- ------------------------------------------------

David Caddey, Director

/s/ Jeff Berwick

Dated: April 12, 2004

- ------------------------------------------------

Jeffrey Berwick, Director

INDEX TO EXHIBITS

EXHIBIT

DESCRIPTION

-------

-----------

5.1

Legal opinion of Faegre & Benson LLP.

10.1

2003 Stock Option Plan.

23.1

Consent of Faegre & Benson LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2

Consent of Ernst & Young LLP, Chartered Accountants.